EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm in the Registration Statement (Form S-8 to be filed on or about December 20, 2002) pertaining to the IMPCO Technologies, Inc., 2002 Stock Option Plan for Employees and the IMPCO Technologies, Inc. 2002 Stock Option Plan for Nonemployee Directors and to the incorporation by reference therein of our report dated July 18, 2002 (except for the 3rd paragraph of Note 1 and Note 13, as to which the date is July 23, 2002), with respect to the consolidated financial statements and schedule of IMPCO Technologies, Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended April 30, 2002, filed with the Securities and Exchange Commission.

/s/  Ernst & Young LLP

Long Beach, California
December 18, 2002